                                                       Exhibit 10.14


                        EXECUTIVE EMPLOYMENT AGREEMENT
                        ------------------------------


   THIS EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement"), is entered into as of the 26th day of August, 1996, by and between ABC BANCORP, a Georgia corporation ("Employer" or the "Company"), and SIDNEY J. WOOTEN III, an individual resident of Cleveland, Georgia ("Executive").


                             W I T N E S S E T H :
                             - - - - - - - - - -

   WHEREAS, Employer wishes to employ Executive as its Executive Vice President and Chief Operating Officer, and Executive wishes to serve in such position, on the terms and conditions set forth herein;

   WHEREAS, Executive desires to be assured of a secure minimum compensation from Employer for his services over a defined term;

   WHEREAS, Employer desires to assure the continued services of Executive on behalf of Employer on an objective and impartial basis and without distraction or conflict of interest in the event of an attempt by any person to obtain control of Employer;

   WHEREAS, the Company recognizes that when faced with a proposal for a change of control of the Company, Executive will have a significant role in helping the Company's Board of Directors (the "Board") assess the options and advising the Board on what is in the best interests of the Company and its shareholders, and it is necessary for Executive to be able to provide this advice and counsel without being influenced by the uncertainties of his own situation;

   WHEREAS, Employer desires to provide fair and reasonable benefits to Executive on the terms and subject to the conditions set forth in this Agreement; and

   WHEREAS, Employer desires reasonable protection of its confidential business and customer information which it has developed over the years at substantial expense and assurance that Executive will not compete with Employer for a reasonable period of time after termination of his employment with Employer, except as otherwise provided herein.

   NOW, THEREFORE, in consideration of these premises, the mutual covenants and undertakings herein contained, Employer and Employee, each intending to be legally bound, covenant and agree as follows:

     1. EMPLOYMENT. Upon the terms and subject to the conditions set forth in
        ----------
this Agreement, Employer employs Executive as its Executive Vice President and Chief Operating Officer, and Executive accepts such employment.

     2. POSITION AND DUTIES. Executive agrees to serve as the Executive Vice
        -------------------
President and Chief Operating Officer of Employer and to perform such duties in that office as may reasonably be assigned to him by the Board or the Company's Chief Executive Officer; provided, however, that such duties shall be performed
                         --------  -------
in or from the offices of Employer currently located at Moultrie, Georgia, and shall be of the same character as those generally associated with the office held by Executive. Employer shall not, without the written consent of Executive, relocate or transfer Executive to a location more than fifty (50) miles from the Company's principal executive offices. During the term of this Agreement, Executive agrees that he will serve the Company faithfully and to the best of his ability and that he will devote his full business time, attention and skills to the Company's business; provided, however, that the foregoing shall not be
                           --------  -------
deemed to restrict Executive from devoting a reasonable amount of time and attention to the management of his personal affairs and investments, so long as such activities do not interfere with the responsible performance or Executive's duties hereunder. The Company shall nominate Employee as a director of the Company during the term hereof consistent with the Company's Bylaws. In the event of a voluntary termination pursuant to Subsection 10(C) hereof, Executive shall, unless otherwise requested by the Company, immediately resign as a director of the Company.

     3. TERM. The term of this Agreement shall begin on the date hereof (the
        ----
"Effective Date") and, unless otherwise earlier terminated pursuant to Section 10 hereof, shall end on the date which is three (3) years following the Effective Date (hereinafter referred to as the "Initial Term"). The Initial Term shall be extended automatically for an additional year (each an "Additional Term") on the last day of the Initial Term or each Additional Term hereof unless either party hereto gives written notice to the other party not to so extend within ninety (90) days prior to the expiration of the Initial Term or any subsequent Additional Term, as the case may be, in which case no further extension shall occur and the term of this Agreement shall end two (2) years subsequent to the anniversary as of which the notice not to extend is given; provided, however, that, notwithstanding any notice by Employer not to extend,
--------  -------
the term of this Agreement shall not expire prior to the expiration of twenty-four (24) months after the occurrence of a Change of Control (as hereinafter defined). Notwithstanding the foregoing, this Agreement shall automatically terminate (and the Initial Term or any Additional Term shall thereupon end) without notice when Executive attains 65 years of age.

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

    4. COMPENSATION.
       ------------

   (A) Executive shall receive an annual salary of ONE HUNDRED SEVENTY
FIVE THOUSAND DOLLARS ($175,000) ("Base Compensation") payable at regular intervals in accordance with Employer's normal payroll practices now or hereafter in effect. Employer may consider and declare from time to time increases in the salary it pays Executive and thereby increase the Base Compensation. Prior to (but not after) a Change of Control, Employer may also declare decreases in the salary it pays Executive if the operating results of Employer are significantly less favorable than those for its fiscal year ended December 31, 1996, and Employer makes similar decreases in the salary it pays to other executive officers of Employer; provided, however, that Employer shall not be permitted to decrease Executive's annual salary below $175,000 during the Initial Term hereof. After a Change of Control, Employer shall consider and declare salary increases based upon the following standards:

   a.  Inflation;

   b. Adjustments to the salaries of other senior management personnel; and

   c. Past performance of Executive and the contribution which Executive makes to the business and profits of Employer.

Any and all increases or decreases in Executive's salary pursuant to this
Section 4(A) shall cause the level of Base Compensation to be increased or decreased by the amount of each such increase or decrease for purposes of this Agreement. The increased or decreased level of Base Compensation as provided in this Section 4(A) shall become the level of Base Compensation for the remainder of the Initial Term or any Additional Term until there is a further increase of decrease in Base Compensation as provided herein.

  (B) In addition to his Base Compensation, Executive shall be awarded, on a pro-rata basis for Executive's employment during calendar year 1996 and for each calendar year thereafter during the Initial Term or any Additional Term hereunder, an annual bonus (an "Annual Bonus") either pursuant to a bonus or incentive plan of Employer or otherwise on terms no less favorable than those awarded to other executive officers of Employer.

   5.  OTHER BENEFITS.
       --------------

  (A) So long as Executive is employed by Employer pursuant to this Agreement, he shall be included as a participant in all present and future employee benefit, retirement and compensation plans generally available to employees of Employer, consistent with his Base Compensation and his position as Executive Vice President and Chief Operating Officer, including, without limitation, Employer's Simplified Employee Pension Plan, and Executive and his dependents shall be included in Employer's hospitalization, major medical, disability and group life insurance plans. Employer agrees to continue each of the above benefits in effect on terms no less favorable than those for the other executive officers in effect as of the date hereof (as permitted by law) during the Initial Term or any Additional Term hereof (i) unless prior to a Change of Control, the operating results of Employer are significantly less favorable than those for its fiscal year ended December 31, 1996, or (ii) unless (either before or after a Change of Control)
(a) changes in the accounting or tax treatment of such plans would materially adversely affect Employer's operating results or financial condition, and (b) the Board concludes that modifications to such plans need to be made to avoid such adverse effects. If, during the term of this Agreement, by virtue of the terms and conditions of Employer's employee benefit or retirement plans which may then be in effect, including, without limitation, Employer's Simplified Employee Pension Plan, Executive cannot participate in such plans on a fully funded and vested basis, Employer shall pay to Executive an amount, in cash, to be calculated on a pre-tax basis, that is equal to the amount, if any, that Executive would be entitled to receive under such plans had Executive been entitled to participate in such plans, calculated using identical formulas and time frames.

     (B) If, during the Initial Term or any Additional Term, Executive is denied coverage with respect to a "pre-existing condition" under Employer's hospitalization, major medical or disability plans (the "Plans") solely by reason of such condition, Employer shall pay such costs and expenses incurred by Executive with respect to the diagnosis and treatment of such condition as Executive would have been paid had such condition been covered under such Plans; provided, however, that any such obligation of Employer to pay such costs and
--------  -------
expenses shall terminate as soon as such "pre-existing conditions" are so covered. Employer shall not be obligated to pay for any of Executive's costs and expenses hereunder, if Executive is denied coverage under Employer's hospitalization, major medical or disability plan for any reason other than by virtue of a pre-existing condition, and any payments made by Employer to Executive hereunder shall be calculated and paid in accordance with the terms and conditions of such plans as the same are in effect as of the Effective Date. For purposes of this Agreement, the term "pre-existing condition" shall mean each of the physical conditions of Executive listed on Exhibit A attached hereto and incorporated herein by this reference. Notwithstanding anything to the contrary herein, if Employee elects to continue coverage for himself and his dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (Public Law 99-272), then Employer shall pay the cost of such continuation coverage if and to the extent it exceeds the cost that Employee would have paid for coverage for himself and his dependents under the Plans had Employee and his dependents been covered thereunder.

   6.  EXPENSES.  So long as Executive is employed by Employer pursuant
       --------
to this Agreement, Executive shall receive reimbursement from Employer for all reasonable business expenses incurred in the course of his employment by Employer, upon proper submission to Employer of written vouchers and statements for reimbursement.

   7.  VACATION.  Executive shall be entitled to one (1) week paid
       --------
vacation during the remainder of calendar year 1996 and shall thereafter, during the Initial Term or any Additional Term hereof, be entitled to two
(2) weeks paid vacation during each calendar year of Executive's employment.


   8.  USE OF AN AUTOMOBILE.  Employer shall provide to Executive a full-size
       --------------------
automobile during the Initial Term and any Additional Term hereof and shall reimburse Executive for all mileage driven by Executive in connection with his duties hereunder in accordance with the Employer's mileage reimbursement policy as in effect from time to time.

   9.  MISCELLANEOUS EXPENSES.  Employer (i) shall reimburse Executive
       ----------------------
for all reasonable packing and moving costs incurred by Executive in connection with Executive's relocation to Moultrie, Georgia pursuant hereto, provided Executive receives three (3) competitive bids for such packing and moving costs and accepts the lowest of such bids, and (ii) shall also pay to Executive the sum of $10,000 upon Executive's purchase of a residence in Moultrie, Georgia, to cover certain costs incurred by Executive in connection with such relocation. In addition, if Executive is unable to locate a buyer who is ready, willing and able to purchase Executive's residence located in Cleveland, Georgia by the date which is six (6) months after the Effective Date hereof, Employer shall pay to Executive a "carrying fee" for each month thereafter that Executive is unable to locate such a buyer; PROVIDED, HOWEVER, that Employer shall not be obligated
                        --------  -------
to pay Executive the carrying fee after the date which is twenty-four (24) months after the commencement of the carrying fee payments by Employer to Executive hereunder. For purposes of this Agreement, the term "carrying fee" shall mean an amount, in cash, equal to the sum reached by multiplying eighty percent (80%) of the appraised value of Executive's residence in Cleveland, Georgia by an annualized rate of 7.50% calculated on a monthly basis. In connection with Executive's purchase of a residence in Moultrie, Employer agrees to pay to Executive all closing costs and points associated with obtaining a fifteen (15) year, fixed rate mortgage with respect thereto at an annual percentage rate of 7.50% in an amount equal to not more than 80% of the purchase price thereof (but in no event in excess of $150,000). Employer shall use its best efforts to provide to Executive a country club membership for business and personal use and shall pay for all initiation fees and monthly dues

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

related thereto; provided, however, that such membership shall be and remain the
                 --------  -------
sole property of Employer.

     10. TERMINATION. Subject to the respective continuing obligations of the
         -----------
parties, including, but not limited to, those set forth in Subsections 12(A), 12(B), 12(c) and 12(D) hereof, Executive's employment by Employer hereunder may be terminated prior to the expiration of the Initial Term or any Additional Term hereof as follows:

     (A) Employer, by action of the Board and upon written notice to Executive, may terminate Executive's employment with Employer immediately for cause. For purposes of this Subsection 10(A), "cause" for termination of Executive's employment shall exist (a) if Executive is convicted of (from which no appeal may be taken), or pleads guilty to, any act of fraud, misappropriation or embezzlement, or any felony, (b) if, in the determination of the Board, Executive has engaged in gross or willful misconduct materially damaging to the business of Employer (it being understood, however, that neither conduct pursuant to Executive's exercise of his good faith business judgment nor unintentional physical damage to any property of Employer by Executive shall be a ground for such a determination by the Board), or (c) if Executive has failed, without reasonable cause, to follow reasonable written instructions of the Board consistent with Executive's position as Executive Vice President and Chief Operating officer of Employer and, after written notice from Employer of such failure, Executive at any time thereafter again so fails.

     (B) Executive, by written notice to Employer, may terminate his employment with Employer immediately for good reason. For purposes of this Subsection 10(B), "good reason" shall mean a good faith determination by Executive, in Executive's sole and absolute judgment, that any one or more of the following events has occurred, without Executive's express written consent, after a Change of Control:

             (1) a change in Executive's reporting responsibilities, titles or offices as in effect immediately prior to the Change of Control, or any removal of the Executive from, or any failure to re-elect the Executive to, any of Executive's positions that Executive held immediately prior to the Change of Control, which has the effect of diminishing Executive's responsibility or authority;

             (2) a reduction by Employer in Executive's Base Compensation as in effect immediately prior to the Change of Control or as the same may be increased from time to time or a change in the eligibility requirements or performance criteria under any bonus, incentive or compensation plan, program or arrangement under which Executive is covered immediately prior to the Change of Control which adversely affects Executive;

                 (3) Employer requires Executive to be based anywhere other than within fifty (50) miles of Executive's job location at the time of the Change of Control, provided that if Executive's job location at such time is not within fifty (50) miles of Employer's principal executive offices, then Employer may thereafter require Executive to be based within such fifty (50) mile radius without such event constituting good reason hereunder;

                 (4) without replacement by a plan providing benefits to
            Executive equal to or greater than those discontinued, the failure by Employer to continue in effect, within its maximum stated term, any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident disability, or any other employee benefit plan, program or arrangement in which Executive is participating at the time of the Change of Control, or the taking of any action by Employer that would adversely affect Executive's participation or materially reduce Executive's benefits under any of such plans;

                 (5) the taking of any action by Employer that would materially adversely affect the physical conditions existing at the time of the Change of Control in or under which Executive performs his employment duties, provided that Employer may take action with respect to such conditions after a Change of Control so long as such conditions are at least commensurate with the conditions in or under which an officer of Executive's status would customarily perform his employment duties; or

                 (6) a material change in the fundamental business philosophy, direction, and precepts of Employer and its subsidiaries, considered as a whole, as the same existed prior to the Change of Control.

Any event described in this Subsection 10(B)(1) through (6) which occurs prior to a Change of Control but which Executive reasonably demonstrates (A) was at the request of a third party who has indicated an intention, or taken steps reasonably calculated, to effect a Change of Control or (B) otherwise arose in connection with, or in anticipation of, a Change of Control which actually occurs, shall constitute good reason for purposes hereof, notwithstanding that it occurred prior to a Change of Control.

     (C) Executive, upon ninety (90) days written notice to Employer, may terminate his employment with Employer without good reason.

     (D) Executive's employment with Employer shall terminate in the event of Executive's death or disability. For purposes of this Agreement, "disability" shall be defined as Executive's inability by reason of illness or other physical or mental incapacity to perform the duties required by his employment for any consecutive one hundred eighty (180) day period.

     (E) A "Change of Control" of Employer shall mean any of the following events:

             (i) Unless approved by the affirmative vote of at least two-thirds (2/3) of those members of the Board who are in office immediately prior to the event(s) and who are not employees of Employer:

                   a. the merger or consolidation of Employer with, or the sale of all or substantially all of the assets of, Employer to any person or entity or group of associated persons or entities; or

                   b. the direct or indirect beneficial ownership, in the
             aggregate, of securities of Employer representing twenty percent (20%) or more of the total combined voting power of Employer's then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert, not affiliated (within the meaning of the Securities Act of 1993, as amended) with Employer as of the date hereof; provided, however, that the Board
                                             --------  -------
             may, at any time and in its sole discretion, increase the ownership percentage threshold of this item b. to an amount not exceeding forty percent (40%); or

                   c. the shareholders of Employer approve any plan or proposal for the liquidation or dissolution of Employer.

             (ii) A change in the composition of the Board at any time during any consecutive twenty-four (24) month period such that the "Continuity Directors" cease for any reason to constitute at least a seventy percent (70%) majority of the Board. For purposes of this Agreement,

        "Continuity Directors" means those members of the Board who either:

                     a. were directors at the beginning of such consecutive twenty-four (24) month period; or

                     b. were elected by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the Board

     11. Compensation Upon Termination.  In the event of termination of
         -----------------------------
Executive's employment with Employer pursuant to Section 10 hereof, compensation shall continue to be paid by Employer to Executive as follows:

     (A) In the event of termination pursuant to Subsection 10 (A), compensation provided for herein (including Base Compensation and an Annual Bonus) shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Sections 5 and 6 hereof, through and including the Date of Termination (as hereinafter defined) specified in the Notice of Termination (as hereinafter defined). Any benefits payable under insurance, health, retirement and bonus plans as a result of Executive's participation in such plans through such date shall be paid when due under such plans.

     (B) In the event of termination pursuant to Subsection 10 (C), compensation provided for herein (including Base Compensation and an Annual Bonus) shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Sections 5 and 6 hereof, for the remainder of the Initial Term or any Additional Term hereof, as the case may be, during which the Notice of Termination was given. In addition, any benefits payable under insurance, health, retirement and bonus plans as a result of Executive's participation in such plans shall be paid when due under such plans for the remainder of such Initial Term or Additional Term.

     (C) In the event of termination pursuant to Subsection 10 (B), compensation provided for herein (including Base Compensation and an Annual Bonus) shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Section 5 hereof, through the Date of Termination specified in the Notice of Termination, and any benefits payable under insurance, health, retirement and bonus plans as a result of

         Executive's participation in such plans through such date shall be paid when due under those plans. In addition, if the event of termination pursuant to Subsection 10(B) occurs within twenty-four (24) months after the date of a Change of Control, then (a) Executive shall be entitled to continue to receive from Employer for two (2) additional 12-month periods his Base Compensation at the rates in effect at the time of termination plus an Annual Bonus in an amount equal to at least forty percent (40%) of such Base Compensation as of the date of the event of termination, payable in accordance with Employer's standard payment practices then existing; (b) for two (2) additional 12-month periods, Employer shall maintain in full force and effect for the continued benefit of Executive each employee welfare benefit plan (as such term is defined in the Employment Retirement Income Security Act of 1974, as amended) in which Executive was entitled to participate immediately prior to the date of his termination, unless an essentially equivalent and no less favorable benefit is provided by a subsequent employer of Executive, provided that if the terms of any employee welfare benefit plan of Employer or applicable laws do not permit continued participation by Executive, Employer will arrange to provide to Executive a benefit substantially similar to, and no less favorable than, the benefit he was entitled to receive under such plan at the end of the period of coverage; (c) Employer shall also contribute the maximum contributions allowable under Employer's Simplified Employee Pension Plan, or any successor plan thereto, for the benefit of Executive; and (d) Executive shall also be entitled to receive payment from Employer for reasonable relocation expenses if Executive relocates within five hundred (500) miles of Moultrie, Georgia if such relocation occurs within one hundred eighty (180) days after the Date of Termination specified in the Notice of Termination.

     (D) In the event of termination pursuant to Subsection 10(D), compensation provided for herein (including Base Compensation and an Annual Bonus) shall continue to be paid, and Executive shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Sections 5 and 6 hereof, (i) in the event of Executive's death, through the date of death, or (ii) in the event of Executive's disability, through the Date of Termination specified in the Notice of Termination. Any benefits payable under insurance, health, retirement and bonus plans as a result of Executive's participation in such plans through such date shall be paid when due under those plans.

     (E) Employer will permit Executive or his personal representative(s) or heirs, during a period of ninety (90) days following the Date of Termination (as set forth in the Notice of Termination) of Executive's employment by Employer for the reasons set forth in Subsection 10 (B), to purchase all of the stock of Employer that would be issuable under the outstanding stock options, if any, previously granted by Employer to Executive under any Employer stock option plan then in effect, whether or not such options are then exercisable, at a cash purchase price equal to the purchase price as set forth in such outstanding stock options.

     (12).  RESTRICTIVE COVENANTS.
            ---------------------

            (A) Executive acknowledges that (i) the Company has separately bargained and paid additional consideration for the restrictive covenants herein; and (ii) the Company will provide certain benefits to Executive hereunder in reliance on such covenants in view of the unique and essential nature of the services Executive will perform on behalf of the Company and the irreparable injury that would befall the Company should Executive breach such covenants.

            (B) Executive further acknowledges that his services are of a special, unique and extraordinary character and that his position with the Company will place him in a position of confidence and trust with employees of the Company and its subsidiaries and with the Company's other constituencies and will allow him access to confidential information concerning the Company and its subsidiaries.

            (C) Executive further acknowledges that the type and periods of restrictions imposed by the covenants in this Section 12 are fair and reasonable and that such restrictions will not prevent Executive from earning a livelihood.

            (D) Having acknowledged the foregoing, Executive covenants and agrees with the Company as follows:

     (1) While Executive is employed by Employer and for a period of two (2) years after termination of such employment for reasons other than those set forth in Subsection 10 (B) of this Agreement, Executive shall not divulge or furnish any trade secrets (as defined in (S)16-8-13 of the Official Code of Georgia Annotated) of Employer or any confidential information acquired by him while employed by Employer concerning the policies, plans, procedures or customers of Employer or any of its subsidiaries to any person, firm or corporation, other than Employer or upon its written request, or use any such trade secret or confidential information (which shall at all times remain the property of Employer) directly or indirectly for Executive's own benefit or for the benefit of any person, firm or corporation other than Employer.

        (2) For a period of two (2) years after termination of Executive's employment by Employer for reasons other than those set forth in Subsection 10(B) of this Agreement, Executive shall not directly or indirectly provide banking or bank-related services to, or solicit the banking or bank-related business of, any customer of Employer or any of its subsidiaries at the time of such provision of services or solicitation which Executive served either alone or with others while employed by Employer in any city, town, borough, township, village or other place in which Executive performed services for Employer while employed by it, or assist any actual or potential competitor of Employer or any of its subsidiaries to provide banking or bank-related services to or solicit any such customer's banking or bank-related business in any such place.

        (3) While Executive is employed by Employer and for a period of two (2) years after termination of Executive's employment by Employer for reasons other than those set forth in Subsection(B) of this Agreement, Executive shall not, directly or indirectly, as principal, agent, or trustee, or through the agency of any corporation, partnership, trade association, agent or agency, engage in any banking or bank-related business or venture which competes with the business of Employer or any of its subsidiaries as conducted during Executive's employment by Employer within a radius of fifty (50) miles of Employer's main office or the main office or any of its subsidiaries; provided, however, that this Subsection 12(C) shall not prohibit or otherwise restrict Executive from accepting employment with a bank holding company that has a banking subsidiary within any such 50-mile radius so long as the principal offices of such holding company are outside any such 50-mile radius and Executive's place of employment is also outside any such 50-mile radius.

        (4) If Executive's employment by Employer is terminated for reasons other than those set forth in Subsection 10(B) of this Agreement, Executive will turn over immediately thereafter to Employer all business correspondence, letters, papers, reports, customers' lists, financial statements, credit reports or other confidential information or documents of Employer or its affiliates in the possession or control of Executive, all of which writings are and will continue to be the sole and exclusive property of Employer or its affiliates, as the case may be.

If Executive's employment by Employer is terminated for reasons set forth in Subsection 10(B) of this Agreement, Executive shall have no obligations to Employer with respect to trade secrets, confidential information or non-competition under this Section 12. Executive acknowledges that irreparable loss and injury would result to Employer upon the breach of any of the covenants contained in this Section 12 and that damages arising out of such breach would be difficult to ascertain. Executive hereby agrees that, in addition to all other remedies provided at law or at equity, Employer may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting bond or other security, both temporary and permanent injunctive relief to prevent a breach by Executive of any covenant contained in this Section 12, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 12 should ever be deemed to exceed the time, geographic or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum extent permitted thereby.

        13.  NOTICE OF TERMINATION AND DATE OF TERMINATION.  Any termination of
             ---------------------------------------------
Executive's employment with Employer as contemplated by Section 10 hereof, except in the circumstances of Executive's death, shall be communicated by written "Notice of Termination" by the terminating party to the other party hereto. Any "Notice of Termination" pursuant to Subsections 10(A), 10(B) or 10(D) shall indicate the specific provisions of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. For purposes of this Agreement, "Date of Termination" shall mean: (i) if Executive's employment is terminated because of disability, thirty (30) days after Notice of Termination is given (unless Executive shall have returned to the performance of Executive's duties on a full-time basis during such thirty (30) day period; or (ii) if Executive's employment is terminated for cause, retirement, good reason or pursuant to Subsection 10(C) hereof, the date specified in the Notice of Termination; provided, however, that if within thirty (30) days after any such Notice of
--------  -------
Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for the appeal therefrom having expired and no appeal having been perfected).

        14. EXCESS PARACHUTE PAYMENTS AND ONE MILLION DOLLAR DEDUCTION LIMIT.
            ----------------------------------------------------------------

            (A) Notwithstanding anything contained herein to the contrary, if any portion of the payments and benefits provided hereunder and benefits provided to, or for the benefit of, Executive under any other plan or agreement of Employer (such payments or benefits are collectively referred to as the "Payments") would be subject to the excise tax (the "Excise Tax") imposed under
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or would be nondeductible by Employer pursuant to Section 280G of the Code, the Payments shall be reduced (but not below zero) if and to the extent necessary so that no portion of any Payment to be made or benefit to be provided to Executive shall be subject to the Excise Tax or shall be nondeductible by Employer pursuant to Section 280G of the Code (such reduced amount is hereinafter referred to as the "Limited Payment Amount"). Unless Executive shall have given prior written notice specifying a different order to Employer to effectuate the Limited Payment Amount, Employer shall reduce or eliminate the Payments, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing
Executive's rights and entitlements to any benefits or compensation.

            (B) An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount pursuant to the Code and the amount of such Limited Payment Amount shall be made by an accounting firm at Employer's expense selected by Employer which is designated as one of the six largest accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to Employer and Executive within thirty (30) days of the Termination Date, if applicable, and if the Accounting Firm determines that no Excise Tax is payable by Executive with respect to a Payment or Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the Determination to Executive, Executive shall have the right to dispute the Determination to Executive, (the "Dispute"). If there is no Dispute, the Determination shall be binding, final and conclusive upon Employer and Executive subject to the application of Subsection 14(C) below.

            (C) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the

Payments to be made to, or provided for the benefit of, Executive either have been made or will not be made by Employer which, in either case, will be inconsistent with the limitations provided in Section 14(A) (hereinafter referred to as an "Excess Payment" or "Underpayment, respectively). If it is established pursuant to a final determination of a court or an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved that an Excess Payment has been made, such Excess Payment shall be deemed for all purposed to be a loan to Executive made on the date Executive received the Excess Payment, and Executive shall repay the Excess Payment to Employer on demand (but not less than ten (10) days after written notice is received by Executive), together with interest on the Excess Payment at the "Applicable Federal Rate" (as defined in Section 1274(d) of the Code) from the date of Executive's receipt of such Excess Payment until the date of such repayment. In the event that it is determined by (i) the Accounting Firm, Employer (which shall include the position taken by Employer, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution of the Dispute to Executive's satisfaction, that an Underpayment has occurred, Employer shall pay an amount equal to the Underpayment to Executive within ten (10) days of such determination or resolution, together with interest on such amount at the Applicable Federal Rate from the date such amount would have been paid to Executive until the date of payment.

            (D) Notwithstanding anything contained herein to the contrary, if any portion of the Payments would be nondeductible by Employer pursuant to
Section 162(m) of the Code, the Payments to be made to Executive in any taxable year of Employer shall be reduced (but not below zero) if and to the extent necessary so that no portion of any Payment to be made or benefit to be provided to Executive in such taxable year of Employer shall be nondeductible by Employer pursuant to Section 162(m) of the Code. The amount by which any Payment is reduced pursuant to the immediately preceding sentence, together with interest thereon at the Applicable Federal Rate, shall be paid by Employer to Executive on or before the fifth business day of the immediately succeeding taxable year of Employer, subject to the application of the limitations of the immediately preceding sentence and this Section 14. Unless Executive shall have given prior written notice specifying a different order to Employer to effectuate this
Section 14, Employer shall reduce or eliminate the Payments in any one taxable year of Employer by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Section 162(m) Determination (as hereinafter defined). Any notice given by Executive pursuant to the immediately preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive's rights and entitlements to any benefits or compensation.

            (E) The determination as to whether the Payments shall be reduced pursuant to Section 14(D) hereof and the amount of the Payments to be made in each taxable year after the application of Section 14(D) hereof shall be made by the Accounting Firm at Employer's expense. The Accounting Firm shall provide its determination (the "Section 162(m) Determination"), together with detailed supporting calculations and documentation to Employer and Executive within thirty (30) days of the termination date specified in the Notice of Termination. The Section 162(m) Determination shall be binding, final and conclusive upon Employer and Executive.

        15.  PAYMENTS AFTER DEATH.  Should Executive die after termination of
             --------------------
his employment with Employer while any amounts are payable to him hereunder, this Agreement shall inure to the benefit of and be enforceable by Executive's executors, administrators, heirs, distributees, devisees and legatees, and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no such designee, to his estate.

        16.  NOTICES.  For purposes of this Agreement, notices and all other
             -------
communications provided for herein shall be in writing and shall be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

        If to Executive:        Sidney J. Wooten III
                                130 Lower Meigs Road
                                Moultrie, Georgia 31768

        If to Employer:         ABC Bancorp
                                310 First Street, S.E.
                                Moultrie, Georgia 31768

or to such address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

        17.  GOVERNING LAW.  The validity, interpretation, and performance of
             -------------
this Agreement shall be governed by the laws of the State of Georgia without giving effect to the conflicts of laws principles thereof.

        18.  SUCCESSORS.  Employer shall require any successor (whether direct
             ----------
or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a material intentional breach of this Agreement and shall entitle Executive to terminate his employment with Employer for good reason pursuant to Subsection 10(B) hereof. As used in this Agreement, "Employer" shall mean Employer as hereinbefore defined and any successor to its business or assets as aforesaid.

        19.  MODIFICATION.  No provision of this Agreement may be modified,
             ------------
waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and Employer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in the Agreement.

        20.  SEVERABILITY.  The invalidity or unenforceability of any provisions
             ------------
of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain in full force and effect.

        21.  COUNTERPARTS.  This Agreement may be executed in one or more
             ------------
counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

        22.  ASSIGNMENT.  This Agreement is personal in nature and neither party
             ----------
hereto shall, without consent of the other, assign or transfer this Agreement or any rights or obligations hereunder except as provided in Sections 16 and 19 above. Without limiting the foregoing, Executive's right to receive compensation hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by his will or by the laws of descent or distribution as set forth in Section 16 hereof, and in the event of any attempted assignment or transfer contrary to this Section 23, Employer shall have no liability to pay any amounts so attempted to be assigned or transferred.

        23.  ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement
             ----------------
between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

        IN WITNESS WHEREOF, Executive has executed, sealed and delivered this Agreement, and Employer has caused this Agreement to be executed, sealed and delivered, all as of the day and year first above set forth.

                                          ABC BANCORP

[CORPORATE SEAL]

                                          By:  /s/ Kenneth J.Hunnicutt
                                              -------------------------------
Attest:
                                              Its: President and CEO
                                                   --------------------------
/s/ Cindi Lewis, VP/OPS
------------------------------------
Assistant Secretary

                                          /s/ Sidney J. Wooten III        (SEAL)
                                          --------------------------------
                                          SIDNEY J. WOOTEN III
                                          Executive Vice President and
                                          Chief Operating Officer and Director

                                                                       EXHIBIT A


                            PRE-EXISTING CONDITIONS


Menieres Disease - Sidney J. Wooten

Allergies - Matthew T. Wooten (dependent)